Exhibit 99(2)

Amerada Hess – 2nd Quarter 2004 Conference Call

Comments by John Hess

Thank you Jay, and welcome to our second quarter conference call. I would like to make a few brief comments on our second quarter financial results and update you on some of our key development projects.

Net income from continuing operations for the second quarter was $281 million.

Our refining and marketing business posted outstanding quarterly earnings of $160 million. These results benefited from our world-class HOVENSA joint venture refinery, which ran near full capacity during the quarter and experienced strong refining margins.

Exploration and production generated net income of $182 million for the second quarter. These results reflected solid production performance, improving unit costs, and strong oil and natural gas prices.

Worldwide oil and gas production averaged 349 thousand barrels of oil equivalent per day for the first half of the year. As a result of this production performance, we are raising our full-year 2004 production guidance to 340 thousand barrels of oil equivalent per day from 325 thousand barrels of oil equivalent per day. However, in the third quarter, we anticipate lower production, versus the first half of the year, primarily as a result of normal North Sea facilities maintenance.

Regarding some of our key development projects ...

In the deepwater Gulf of Mexico, the Llano field, in which we have a 50% interest, commenced production on April 30. Net production is in excess of 14 thousand barrels of oil equivalent per day, which is somewhat above our initial expectation.

On Block A-18 in the Malaysia-Thailand JDA, the offshore pipe lay was completed during the second quarter and construction of the onshore portion of the pipeline is on schedule to be completed by early 2005. It is estimated that first gas production will occur during the first half of 2005.

In Equatorial Guinea, the Plan of Development for the Northern Block G fields was submitted to the government on June 7. As we have stated previously, first production is expected to occur some 30 months after receiving government approval.

I will now turn the call over to John Rielly, who will provide more details on our financial results, after which we will be happy to take your questions.